Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 033-59563, 333-11860, 333-100004, 333-119504, and 333-215251) on Form S-8 of our report dated June 26, 2023, with respect to the financial statements and supplemental schedule of The Toro Company Retirement Plan.

/s/ KPMG LLP

Des Moines, Iowa
June 26, 2023